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                                                                   Exhibit 10.10

                                LICENSE AGREEMENT
                                -----------------


         This License Agreement ("Agreement"), is made and entered into as of the 14th day of December, 2000, by and between OMS INVESTMENTS, INC., a Delaware corporation ("Licensor") and UNIONTOOLS, INC., a Delaware corporation ("Licensee").

                                   WITNESSETH:

         WHEREAS, Licensor's predecessor in interest, The O.M. Scott & Sons Company, and Licensee entered into that certain License Agreement as of August 1, 1992 (the "Original License"); and

         WHEREAS, Licensor is the owner of the U.S. registered trademarks "Scotts" and "Scotts and Oval Design" for lawn, turf and garden tools and equipment, a copy of which is depicted in the Exhibit A attached hereto and incorporated herein ("the Marks"); and

         WHEREAS, Licensee and Licensor mutually desire to terminate the Original License as of December 31, 2000, and to enter into this Agreement to license the Marks; and

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties hereto, the sufficiency of which is hereby acknowledged, each party does agree with the other as follows:

         1.       LICENSE GRANT
                  -------------

                  1.1 Products. Upon the terms and conditions hereinafter set forth, Scotts hereby grants to Licensee and Licensee hereby accepts the exclusive right, license and privilege, as of the Commencement Date and except as noted herein, of utilizing the Marks solely in connection with the manufacture, sale and distribution of a line of high quality (non-power) knee - level gardening tools, hand-pruning tools, wheelbarrows and a line of long-handled gardening tools designed to be sold in the middle to high end price range of the consumer product market as specified in Exhibit B attached hereto and incorporated herein (the "Licensed Products").

                  1.2 Territory. The license hereby granted is for the United States of America (the "Territory").

                  1.3 Channels of Distribution. Licensed Products may be sold to mass merchandisers, groceries/drug stores department stores, home centers, warehouse or club retailers, wholesalers, co-ops, hardware stores, lawn and garden retailers and landscape/contractor suppliers or other channels as specifically and reasonably agreed to by the parties ("Channels of Distribution") within the Territory who intend to offer this line for sale in a manner consistent with the marketing positioning and strategy established by the Licensee marketing plans further defined in Article 5.1.
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         1.4 Goodwill. Licensee recognizes the great value of the goodwill associated with the Marks and hereby acknowledges that the Marks and all of the rights therein and the goodwill pertaining thereto belong exclusively to Licensor, and that the Marks have acquired secondary meaning in the minds of the consuming public.

         1.5 Sublicenses. Licensee may sublicense the rights granted hereunder to any affiliated or related entity but only with the prior written approval of Licensor which approval is at Licensor's sole discretion and on the condition precedent that each sublicensee agrees in writing to adhere to all of the terms and conditions of this License Agreement. Nothing herein shall preclude Licensee from subcontracting the manufacturing, advertisement or promotion of the Licensed Products to a third party. In the event of such sublicense or subcontract, the Licensee shall remain fully liable for the fulfillment of all of the terms and conditions of this Agreement.

         1.6 Limitation of Licensee. Licensee may engage in the manufacture and sale of products that perform similar functions to the Licensed Products, only if such other products do not have both the same color combinations and readily visible features as the Licensed Products listed on Exhibit B (attached hereto and incorporated herein). Specifically, Licensee may not use the same color combinations and readily visible features on products bearing the Marks that Licensee uses on similar products that do not bear the Marks. Without limiting the above and by way of examples only: 1) if Licensee produces a shovel bearing the Marks with a green head and yellow handle, then Licensee will not produce a similar product that does not bear the Marks with both a green head and yellow handle. In such a case, Licensee may use the color green for the head of a shovel not bearing the Marks, but will not use the color yellow (or a similar color such as gold) on the handle of such a product; or 2) alternatively, if Licensee produces a product (such as a rake) not bearing the Marks that has a black head and yellow handle, and also produces a rake bearing the Marks that also has a black head and yellow handle, then in such case the product bearing the Marks will have an "additional" readily visible feature that clearly distinguishes it from the rake not bearing the Marks, such as a handle grip on the product bearing the Marks that is not present on the product that does not bear the Marks. Both parties understand and agree that the intent herein is that Licensee will not produce a product or line of products bearing similar color combinations and features to the Licensed Products bearing the Marks. In addition Licensee shall not enter into any other license agreement or business arrangement that conflicts with this Agreement.

         1.7 Limitation of Licensor. During the term of this Agreement, Licensor agrees not to license Marks to any other long handle or garden tool manufacturer, distributor or marketer for the manufacture of the Licensed Products listed on Exhibit B, except for continuing and renewing those license agreements currently in effect for Licensed Products. The parties acknowledge and agree that Licensor currently manufactures or has manufactured for it spreaders which it sells and/or distributes and Licensor may in the future license a third party to manufacture, sell and/or distribute spreaders bearing the Marks.

         1.8 Special Promotions. Licensee will supply Licensor on such terms and conditions as agreed to by the parties from time to time certain Licensed Products which Licensor will sell

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(directly or indirectly) to the professional landscape, turf management or other commercial customers.

         2.       TERM AND TERMINATION
                  --------------------

                  2.1 Term. This Agreement shall commence on January 1, 2001 (the "Commencement Date") and shall have a term of one (1) year, unless otherwise terminated as provided herein.

                  2.2 Termination of Existing License. Licensor and Licensee hereby agree that the License Agreement entered into as of August 1, 1992 by and between Licensee and The O.M. Scott & Sons Company, Licensor's predecessor in interest, shall terminate, effective December 31, 2000 and that this Agreement shall govern all aspects of the licensing and use of the Marks after December 31, 2000.

                  2.3 Material Breach: Opportunity to Cure. Either party may immediately terminate this Agreement by written notice and without judicial intervention, and without waiving any remedies or claims resulting from such termination, if the other party shall: 1) fail to comply with or breach any of its material monetary obligations and covenants hereunder and shall not and make good such breach or failure within ten (10) business days from the receipt of a written notice to cure a monetary related breach; or 2) fail to comply with or breach any of its material non-monetary obligations and covenants hereunder and shall not remedy and cure such breach or failure, or has failed to take steps to cure the same, within twenty (20) business days from the receipt of a written notice of breach. In the case of an alleged breach for non-payment, there shall be no termination of this Agreement if the claim is based on payments, the amount of which is being disputed in good faith by the parties, until the parties resolve the dispute in good faith or until an action to resolve the dispute has been adjudicated in accordance with Section 15.1 below.

                  2.4 Termination For Insolvency. If: (i) a party shall file a petition in bankruptcy for liquidation of its business; (ii) a petition in bankruptcy is filed against a party and is not dismissed within a ninety (90) day period; (iii) a party makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; (iv) a party discontinues its business with intention that it be permanent; or (v) a receiver is appointed for a party or its business and such appointment is not dismissed within a ninety
(90) day period, this Agreement shall, at the option of the other party, be terminable immediately upon written notice. In the event this Agreement is so terminated by Licensor, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in the Licensed Products bearing the Marks, or any carton, container, packing material, wrapping material, advertisement, promotional material or display material pertaining thereto, except as indicated in Section 2.9.

                  2.5 Termination in Case of Infringement. Either Licensor or Licensee shall have the right to terminate this Agreement immediately if there is a bona fide third party claim or a final adjudication that the use of the Marks on the Licensed Products infringes the proprietary rights of any third party. In the event of a bona fide third party claim, before exercising any

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termination rights, Licensor, in consultation with Licensee, shall seek to negotiate in good faith to obtain the rights of use from the third party for Licensee to use the Marks on the Licensed Products.

                  2.6 Termination for Damage to Reputation, Business or Goodwill. In the event either Licensor or Licensee reasonably determines, in good faith, that continuation of this Agreement would materially damage its reputation, business (not including the fact that Licensor could derive more revenue from selling the Licensed Products itself or through a different Licensee), or goodwill collectively ("the Goodwill"), Licensor or Licensee, as the case may be, may terminate this Agreement after giving ninety (90) days written notice of termination to the other where the other party fails to cure the Goodwill of the terminating party within such ninety (90) day period. To exercise its rights hereunder, the party must demonstrate substantial evidence of damage to its Goodwill as follows:

                           (a) For Licensor: documented material or a pattern of
customer and/or retailer complaints, regarding the quality of the Licensed Products, Licensee's service practices with respect to the Licensed Products, or its reputation as a result of adjudications or other findings of improper business conduct by Licensee.

                           (b) For Licensee: documented material or a pattern of
customer and/or retailer complaints regarding the quality of Licensor's products, or its service practices, or Licensor's reputation as a result of adjudications or other findings of improper business conduct by Licensor.

                  2.7 Payment Due Upon Termination. In the event of termination of this Agreement, except that if termination is pursuant to Section 2.3, in the event that Licensor is the defaulting party, or 2.4, Licensee is still obligated to pay Minimum Guaranteed Royalty for the Term or other Royalties earned, whichever is greater.

                  2.8 Sale of Inventory Upon Termination. Upon the date of termination, Licensee shall cease manufacturing Licensed Products. For a period of nine months after termination, Licensee may continue to distribute by sale, lease or otherwise Licensed Products manufactured prior to such date, provided that the Royalty as set forth in Section 3 is paid on sale or disposal of such Licensed Products. Notwithstanding the above, a sale or disposal of Licensed Products shall not be allowed if termination resulted from contract breach based upon: (1) failure to properly utilize the Marks on Licensed Products or on related communications or packaging materials pursuant to the terms of this Agreement; (2) failure to substantially adhere to quality standards, design, or Annual Marketing Plan as outlined in Section 5 Marketing Plan and Section 7, Performance and Product Quality; or (3) failure to comply with laws regarding manufacture or sale of Licensed Products.

                  2.9 Effect of Termination or Expiration. Sixty (60) days before the expiration of the term of this Agreement, or of any extensions thereof, and, in the event of its termination ten (10) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a statement showing the number and description of units of the Licensed Products covered by this Agreement on hand or in work in

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process shall be furnished by Licensee to Licensor. Licensor shall have the right, upon reasonable notice, to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall forfeit Licensee's right to dispose of such inventory pursuant to Section 2.9 of this Agreement.

         3.       PAYMENTS BY LICENSEE
                  --------------------

                  3.1 Royalty. During the term of this Agreement, Licensee shall pay to Licensor a royalty which is the greater of (i) five percent (5%) of the gross amount invoiced by Licensee for the sale or other disposition for value (directly or through affiliated or related entities) of all Licensed Products to third parties, less all applicable sales and use-type taxes, customer discounts, credits for returned or rejected articles, allowances, shipping charges, and insurance, provided gross to net sales calculation is consistent with Licensee's historical past business practices and GAAP standards or (ii) $400,000 (the "Minimum Guaranteed Royalty") (collectively, the "Royalty").

                  3.2 Manner of Royalty Payment. All Royalty payments with respect to each Licensed Product shall be made by check or wire transfer, in U.S. Dollars. Royalty payments shall be at Licensor's office as set forth below. Each Royalty payment shall be accompanied by documentation of how the Royalty was calculated, which shall be certified by an officer of Licensee. The first Royalty payment shall be equal to one-fourth of Minimum Guaranteed Royalty due and payable on January 1, 2001. The balance shall be paid quarterly until the annual Minimum Guaranteed Royalty is exceeded. Thereafter, the Royalty shall be paid monthly within thirty (30) days of month end.

                  3.3 Periodic Statements. Within thirty (30) days after the initial shipment by Licensee of the Licensed Products and on a monthly basis thereafter, Licensee shall furnish to Licensor complete and accurate statements showing the number of units of the Licensed Products bearing the Marks shipped by Licensee during the prior month, along with a statement of earned Royalty owed Licensor. Such statement shall be furnished to Licensor whether or not any units of the Licensed Products bearing the Marks have been sold during the preceding calendar month.

                  3.4 Licensing Records. For as long as a Royalty is due under this Agreement, Licensee will keep true and accurate records adequate to permit Royalties due to Licensor to be computed and verified, which records shall be made available upon prior written request, during business hours (but not more than three times in any twelve month period), for inspection at Licensee's premises, by an independent accountant who is reasonably acceptable to Licensee and who shall be bound by a confidentiality agreement with the Licensee, to the extent necessary for the determination of the accuracy of the reports made hereunder.

         4.       ADVERTISING AND LABELING
                  ------------------------

                  4.1 Licensee agrees that it will cause to appear on or within each of the Licensed Products sold by it under this License, and on or within all advertising, promotional or display material bearing the Marks, appropriate statutory notice of trademark registration or

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notice of common law trademark rights thereto as indicated on Exhibit A of this
Agreement. Guidelines are set forth in Exhibit C attached hereto and incorporated herein. In the event that any of the Licensed Products are marketed in a carton, container and/or packing material or wrapping material bearing the Marks, such notice shall also appear upon said carton, container and/or packing material or wrapping material. A sample of each and every tag, label, imprint or other device containing any such notice and all advertising, promotional material or display material bearing the Marks shall be submitted by Licensee to Licensor and shall be subject to Licensor's written approval prior to any use of the Marks by Licensee, such approval shall not be unreasonably withheld or delayed. Any item submitted to Licensor shall not be deemed approved unless and until the same shall have been approved by Licensor in writing. Licensee shall direct all specimens for approval to each of the person(s) at Licensor indicated in paragraph 16 (below), as they may be changed by Licensor upon written notice. After advertising, promotional materials or display materials have been approved pursuant to this Section 4, Licensee shall not depart therefrom in any material respect without Licensor's prior written consent which shall not be unreasonably withheld or delayed. From time to time after Licensee has commenced advertising or promoting the sale of the Licensed Products, and upon Licensor's written request, Licensee shall furnish to Licensor, without cost to Licensor, a reasonable number of samples of each advertisement, promotional material or display material bearing the Marks utilized by Licensee in connection with the sale of the Licensed Products for purposes of reviewing compliance with this Agreement. Licensee reserves all copyright to any designs or works created by it in connection with the Licensed Products.

         5.       MARKETING PLAN
                  --------------

                  5.1 Within thirty (30) days following the execution of this Agreement by Licensee, Licensee shall present Licensor with a copy of its preliminary marketing plan for Licensed Products for the Term in sufficient time to allow for review and input before a final annual marketing plan is developed. Licensee agrees to promote the Licensed Products substantially as outlined in the Annual Marketing Plan (to be attached as Exhibit G to this Agreement), to the channels of distribution in the Territory covered in this Agreement. Such marketing plan shall include the following matters based on the previous season and future market outlook: the pertinent market overview; external factors affecting the market; the product line, including specifications and performance standards, product positioning, features/benefits, price/value versus competitive products; consumer research; sales strategy and target customers; merchandising programs and advertising programs; and a one (1) year sales forecast in units and dollars. The final marketing plan shall not be implemented by Licensee until the Licensor has had the opportunity to review the plan and identify any areas of concern. Licensor and Licensee will work in good faith to resolve any reasonable concerns of Licensor regarding the marketing plan or its execution.

                  5.2 In the event Licensor becomes aware of a use of the Marks or execution of the Annual Marketing Plan by Licensee which the Licensor believes in good faith violates the terms of this Agreement, Licensor shall have the right to request copies of the Licensee's then-current promotional literature, trade programs, advertising, labeling and other public materials bearing the Marks. Licensee shall endeavor in good faith to cure any improper use of the Marks of which it is notified by Licensor within thirty (30) days of the notice.

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         6.       REPRESENTATIONS AND WARRANTIES
                  ------------------------------

                  6.1 Licensor represents and warrants to the Licensee as follows:

                           (a) Licensor owns all the necessary rights to the
Marks and has all necessary power and authority to enter into this Agreement, perform its obligations hereunder, and license the Marks pursuant to the terms hereof. Licensor's performance under this Agreement does not conflict with any contract to which Licensor is bound, its certificate of incorporation or its by-laws.

                           (b) To the best of the Licensor's knowledge (1) the
use by the Licensor and by the Licensee of the Marks in connection with the design, manufacture, marketing and distribution of the Licensed Products will not infringe upon any trademark rights of any third parties; and (2) no other person or entity is infringing on the Licensor's or Licensee's rights to the Marks in connection with the Licensed Products.

                           (c) The Licensor will use its best efforts to
maintain the validity of the Marks and its ownership thereof. It will actively police infringing uses of the Marks by others and will not permit any other entity to use the Marks in connection with the Licensed Products except for Wolf. Any assignment by Licensor of the Marks to any third party for the same Licensed Products shall be subject to the License granted herein.

         6.2 Licensee represents and warrants to the Licensor as follows:

                           (a) Licensee will exercise best efforts to design,
manufacture, market, sell, and distribute the Licensed Products.

                           (b) Licensor shall not be responsible, in any manner
whatsoever, for the repair, replacement or refund of the purchase price of the Licensed Products, or for any damage or loss suffered by any third party as a result of the use of the Licensed Product or any cost associated therewith regardless of whether claims or such repair, replacement, refund, damage or loss arise under Licensee's warranties to the purchaser and/or user of the Licensed Product or product liability claims. Licensee will ensure that finished Licensed Products manufactured, marketed, sold and distributed under this Agreement shall conform to the specification(s) and requirements included in this Agreement, that the Licensed Product are merchantable and fit for their intended purpose in accordance with labeling and printed directions for use and/or maintenance included with the Licensed Product. Licensee shall assume all responsibility, without charge to Licensor, for the repair or replacement obligations it undertakes with respect to the Licensed Products as well as all damages, costs, litigation, expenses, attorney's fees and the like for any claims for personal injury including death relating to the manufacture, sale and use of Licensed Products by its customers and the ultimate users.

                           (c) The execution, delivery and performance of this
Agreement has been duly authorized by all necessary action of Licensee and will be binding on Licensee.

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                           (d) Licensee will advise Licensor of any apparent
infringement of the Marks in connection with Licensed Products of which it becomes aware and will reasonably cooperate with Licensor in the prosecution of any action in that regard brought by Licensor at Licensor's cost. Licensee shall not take any action with respect to any alleged infringement of the Marks unless so directed by Licensor.

                           (e) Licensee has no rights to the Marks except those
set forth herein and will not challenge or cause a third party to challenge the validity of the Marks or Licensor's ownership thereof, but that in the event of a finding of actual infringement and a lawful order to discontinue use of Marks, Licensee shall immediately cease all uses of the Marks.

                           (f) The Licensed Products will comply with all
applicable laws and regulations, and Licensee shall employ such controls and inspections as are necessary to protect the environment from exposure to and injury from the raw materials, in-process materials, off-test product or finished Licensed Products handled pursuant to this Agreement with Licensor having no liability whatsoever therefor; and, Licensee warrants and agrees that it is solely responsible for complying with all federal, state and local laws, rules, and regulations with respect to the Licensed Products and the obligations under this Agreement including without limitation the treatment, storage or disposal of all wastes generated.

         7.       PERFORMANCE AND PRODUCT QUALITY
                  -------------------------------

                  7.1 Licensee agrees that the Licensed Products shall be of such superior and consistent quality as to protect and enhance the goodwill embodied in the Marks, and that all marketing and promotion of said goods shall be conducted in a dignified manner in keeping with the high standards and integrity of the Licensor and Licensee. Prior to execution of this Agreement, Licensor has become familiar with the Licensed Products and reviewed materials regarding Licensee's advertising and promotion of same. Licensee hereby covenants to maintain the same or higher level of quality throughout the term of this Agreement, not to use the Marks in connection with goods that are inferior to the high standards established by Licensee for its other products, and to ensure that Licensed Products conform to the specifications set forth in Exhibit E hereto. Licensee agrees to maintain quality control, to provide adequate testing of materials, to provide quality workmanship, and to do such other things as are necessary to assure high quality production and servicing of the Licensed Products, it being understood that Licensee shall be solely responsible for any failure of Licensed Products as manufactured herewith to meet the specifications on Exhibit H hereto. Licensee will assign all necessary employees to implement and oversee these quality assurance procedures.

                  7.2 Licensee shall not provide, sell or offer to sell under the Marks any goods the provision, sale or offer for sale of which violates any applicable federal, state or local law or regulation.

                  7.3 Subject to compliance with the quality assurance provisions above, during the term of this Agreement, Licensee may, in its discretion, modify and improve any of the Licensed Products and their containers, marketing literature, and related materials after

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consultation and written agreement from Licensor (unless the change is not material under Section 4.1 above), which agreement shall not be reasonably withheld or delayed.

                  7.4 If Licensor receives notice of a customer complaint or issue regarding the quality or characteristics of the Licensed Products, Licensor shall provide notice of such matter to Licensee. In such instance or where Licensee receives notice of customer issues or complaints, Licensee shall promptly respond to the customer or inquiring party and shall use its best efforts to resolve the issue with the customer. In addition, Licensee shall provide Licensor with a written monthly report which identifies the number and nature of complaints or customer inquiries received by Licensee, and the response taken by Licensee to resolve such complaints or inquiries. In the event that Licensor determines that Licensee has experienced an inordinately high number of complaints or Licensee has not resolved the complaints with the customer in a prompt manner, then Licensor may request a meeting with Licensee, at which meeting the parties will agree on steps to ensure that such complaints are appropriately and timely handled.

         8.       LITIGATION
                  ----------

                  8.1 Each party hereby agrees to give the other prompt written notice of any claim or legal proceeding which is threatened or actually instituted against either party by any third party and involving the Marks or this Agreement.

         9.       ASSIGNMENT
                  ----------

                  9.1 This Agreement and the rights granted hereunder shall not be assignable, in whole or in part, by Licensee or Licensor, without the prior written consent of the other, which shall not be unreasonably withheld or delayed. Any such attempted assignment is null and void.

                  9.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted assigns and representatives, and their successors.

         10.      LIMITATION OF RELATIONSHIP BETWEEN PARTIES
                  ------------------------------------------

                  10.1 Neither party shall have power to bind the other by any guarantee or representation that either party may give, or in any other respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of the other party, and for purposes of this Agreement, the parties hereto shall not be deemed partners, joint venturers, or to have created the relationship of agency or of employer and employee between the parties.

         11.      LIMITATION OF LIABILITIES
                  -------------------------

                  11.1 WITH RESPECT TO CLAIMS ARISING UNDER THIS AGREEMENT AS BETWEEN THE PARTIES REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFIT OR REVENUE BY THE OTHER OR FOR CONSEQUENTIAL DAMAGES INCURRED OR SUFFERED BY THE OTHER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS

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OR DAMAGES. THIS PROVISION SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS
AGREEMENT.

                  11.2 The limitations in Section 11.1 shall not apply to losses or damage attributed to claims arising out of either party's gross negligence or willful misconduct.

         12.      INDEMNITY
                  ---------

                  12.1 The provisions of Section 11.1 notwithstanding, with regards to claims made against Licensee by third parties and/or claims based on such third party claims, Licensor agrees to indemnify, protect, defend and hold harmless Licensee, its affiliates, servants, employees, direct or indirect customers, ultimate users, subcontractors, sublicensees and other agents and related or affiliated companies against any and all expenses (including reasonable attorneys' fees), claims, losses, damages or liabilities arising out of (1) any breach of this Agreement by Licensor and/or Licensor's representations and warranties contained herein, or (2) with respect to any action brought against Licensee, or its affiliates and related companies, by any third party related to a claim that the Marks, when applied to the Licensed Products, infringe any copyright or trademark of any third party or constitute an unlawful trade practice provided Licensee gave Licensor timely notice as set forth in Section 6, or (3) the products of Licensor. Subsection (2) above does not apply to any such claim of infringement that results from Licensee's manufacture of the Licensed Products or from any other action or omission not envisioned by or performed pursuant to the terms of this Agreement.

                  12.2 The provisions of Section 11.1 notwithstanding, with regards to claims made against Licensor by third parties and/or claims based on such third party claims, Licensee agrees to indemnify, protect, defend and hold harmless Licensor, its affiliates, servants, employees, direct or indirect customers, ultimate users, subcontractors, sublicensees and other agents against any and all expenses (including reasonable attorneys fees), claims, losses, damages or liabilities arising out of (1) any breach of this Agreement by Licensee and/or Licensee's representations and warranties contained herein or
(2) with respect to any claim that the Licensed Products manufactured for, by or under the direction of Licensee are defective or otherwise do not comply with any applicable law or regulation and/or claims for injury to or death of any person (including without limitation, such person's agents, servants, employees, independent contractors, direct and indirect customers and ultimate users) relating to the Licensed Product or Licensee's acts or omission.

                  12.3 Sections 12.1 and 12.2 shall survive expiration or termination of this Agreement.

         13.      INSURANCE
                  ---------

                  13.1 Licensee shall, at its own expense, carry and maintain the following insurance with an insurance company with at least an A plus rating as follows:

                           (a) Comprehensive General Liability (Bodily Injury
and Property Damage) Insurance, including Broad Form Property Damage Liability Insurance, Contractor

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Liability Insurance, and Product Liability. The limits of liability of such insurance shall be not less than Five Hundred Thousand Dollars ($500,000) per person and not less than One Million Dollars ($1,000,000) per occurrence.

                           (b) All insurance shall be expressly endorsed to name
Licensor as an additional insured and shall include the requirement that the insurer provide Licensor with not less that thirty (30) days advance written notice prior to the effective date of any cancellation or material change and a copy of this endorsement shall be delivered to Licensor with the execution of this Agreement. Licensor shall be continued to be listed as an additional insured on this insurance for a period of fifteen (15) years from the date of the last sale by Licensee of the Licensed Products. This provision shall survive expiration or termination of this Agreement.

         14.      EXCUSED PERFORMANCE
                  -------------------

                  14.1 Neither Licensor nor Licensee will be liable to the other for failure to provide services, non-performance, incomplete performance, delay or error under this Agreement if the cause of the same is beyond its reasonable control or caused by acts of other persons not under control of either party, governmental rules or orders, court orders, any labor or civil disturbance embargoes, strike, boycott, riot, floods, shortages of materials, insurrection; war, or act of God. Any of these events will delay the required performance for a period equal to the length of the event plus a reasonable time thereafter to implement performance. The parties shall notify each other of an event of excused performance and cooperate in good faith to ascertain a possible solution of the situation.

         15.      MISCELLANEOUS
                  -------------

                  15.1 This Agreement shall be construed and the respective rights of the parties shall be determined, under and pursuant to the laws of the State of Ohio. The parties agree that prior to initiating any litigation that they will submit the matter in good faith to negotiation through the Columbus Bar Mediation Program with each party sharing half the cost.

                  15.2 The invalidity or unenforceability of any particular provision(s) of this Agreement will not affect the other provision(s) of it, and this Agreement will be construed in all aspects as if such invalid or unenforceable provision had been omitted.

                  15.3 This Agreement may be modified only by a written instrument executed by both parties. A waiver of a breach or default under this agreement shall not be a waiver of any subsequent default.

         16.      NOTICES
                  -------

                  16.1 Notices required under this Agreement shall be in writing and be sent by registered mail or by facsimile transmission with telephonic confirmation of receipt or hand delivery to the respective parties at the following addresses:

            Notice to Licensor:                OMS Investments, Inc.
                                               1105 North Market Street
                                               Wilmington, Delaware 19899
            Telecopy:                          302-651-8423
            Attn:                              Attention: Susan Dubb

            With two copies to:                OMS Investments, Inc.
                                               14111 Scottslawn Road
                                               Marysville, OH 43041
            Telecopy:                          937-644-7685 and 937-644-7695
            Attn:                              David Aronowitz and Gordon Hecker

            Notice to Licensee:                Uniontools, Inc.
                                               390 W. Nationwide Blvd.
                                               Columbus, Oh 43215
            Telecopy:                          614-222-4437
            Attn:                              A. Corydon Meyer

            With a copy to:                    Porter Wright Morris & Arthur LP
                                               41 South High Street
                                               Columbus, OH 43215
            Telecopy:                          614-227-2100
            Attn:                              Robert J. Tannous, Esq.

or to such other address as either party may designate by a notice given in compliance with this paragraph, and shall be deemed effective when received.

         17.      ENTIRE AGREEMENT
                  ----------------

                  17.1 This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

LICENSEE                                        LICENSOR
UNIONTOOLS, INC.                                OMS INVESTMENTS, INC.



By:     /s/ A. Corydon Meyer                    By:      Gordon Hecker
   --------------------------------                -----------------------------

Title:   President and CEO                      Title:   Senior Vice President
      -----------------------------                   --------------------------

                                    EXHIBIT A
                                    ---------

                                    EXHIBIT B
                                    ---------

                          SCHEDULE OF LICENSED PRODUCTS
                          -----------------------------


LICENSED PRODUCTS
-----------------

D and Long Handle, both Round Point and Square Point Shovels, including, garden and nursery, drain, roofing, irrigation and trenching;

D and Long handle forks;

D and Long handle cultivators

D and Long handle weed cutters;

Garden & Nursery Spades;

Lawn & Leaf Rakes, including both D and Long handle rakes for gardening and weeding;

Garden Hoes;

Hand pruning tools of all types;

Hand shears of all types;

Wheelbarrows; and

Post-hole diggers, scoops and bulb planters.

                                    EXHIBIT C
                                    ---------


UPON REGISTRATION:
------------------

TRADEMARK USAGE OF SCOTTS(R)




Scotts(R)                  And notation someplace on package and

                           printed materials as follows:

                                   "Scotts(R)"

Or                         is the registered trademark of

                           OMS Investments, Inc.

Scotts(R)

                                    EXHIBIT D
                                    ---------

                                 MARKETING PLAN
                                 --------------


To be attached within thirty (30) days of Agreement execution.

                                    EXHIBIT E
                                    ---------

                       LICENSED PRODUCTS - SPECIFICATIONS
                       ----------------------------------


Specifications on product materials content for key or exclusive components used will be provided by Union within fourteen (14) business days after the signing of this Agreement.

A color standards guide will be prepared by Scotts within fourteen (14) business days after the signing of this Agreement.